Exhibit 99

     Marine Products Corporation Reports Record 2003 Second Quarter Results

    *  Net sales increased by 10 percent over prior year

    *  Earnings per share increased by 40 percent over prior year

      ATLANTA, July 23 /PRNewswire-FirstCall/ -- Marine Products Corporation (Amex: MPX) announced its unaudited results for the quarter and six months ended June 30, 2003. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive pleasure boats by Chaparral, including SS Sportboats, Sunesta Deckboats, and Signature Cruisers, and offshore sportfishing boats by Robalo.

      For the quarter ended June 30, 2003, Marine Products generated net sales of $51,951,000, a 10.1 percent increase compared to $47,193,000 last year, the highest quarterly net sales amount in its history. The increase in net sales was due to a 3.4 percent increase in the number of boats sold coupled with a 5.6 percent increase in the average selling price per boat. Gross profit for the quarter was $13,551,000, a 29.8 percent increase over the same period in 2002. Gross profit as a percentage of sales was 26.1 percent, an increase of 4.0 percentage points compared to the second quarter of 2002. The improvement in gross profit as a percentage of net sales was due to higher overall production volume that provided better production efficiency, increased sales of cruisers which generate higher gross margins, improvements at Robalo, and various adjustments to accruals that are routinely recorded in the second quarter as a result of the completion of the current model year. The gross profit improvement at Robalo was also due to the increased production volume and a 29.0% increase in unit sales over the second quarter of 2002.

      Operating income for the quarter was $7,529,000, a 33.0 percent increase compared to the second quarter last year. This increase over the prior year was due to higher gross profit, partially offset by higher selling, general and administrative expenses during the period. The higher selling, general and administrative expenses include costs that vary with sales and profitability, such as incentive compensation, sales commissions, and warranty expense.

      Net income for the quarter ended June 30, 2003 was $4,961,000, a 37.4 percent increase compared to $3,611,000 in the prior year. Net income increased due to higher operating and interest income. The effective tax rate was 36 percent compared to 38 percent in the prior year, which had the effect of increasing net income by $154,000 or $0.01 per diluted share. Diluted earnings per share for the quarter were $0.28, a 40.0 percent increase compared to $0.20 diluted earnings per share in the prior year. During the quarter, the Company repurchased 95,000 shares of its common stock for cash on the open market under its stock buyback program.

      Net sales for the six months ended June 30, 2003 were $102,058,000, a 19.3 percent increase from the first six months of fiscal 2002. Net income for the six-month period increased 50.1 percent to $9,154,000 or $0.51 diluted earnings per share compared to $6,098,000 or $0.34 diluted earnings per share last year.

      Richard A. Hubbell, Marine Products' Chief Executive Officer stated, "The second quarter of 2003 continued the strong performance of the first quarter of this year. Dealer orders continue to be strong, following an outstanding boat show season."

      Hubbell continued, "Our average unit sales price rose by more than five percent during the quarter, primarily due to greater volume from our larger, value-added Signature Cruisers coupled with increased production and higher average sales prices due to recently available larger models in our Robalo sportfishing line. Robalo accounted for over seven percent of net sales this quarter. Improved financing terms in the retail sector are spurring consumers to purchase larger boats and upgraded models. While Marine Products is not involved in financing consumer boat purchases, we benefit from a low-interest rate environment as the number and size of boats sold increases.

      "We are carefully monitoring our level of dealer inventories as we introduce the new model line up for fall. While the third quarter is seasonally a slow quarter, it is very interesting to see our dealers' and the public's reaction to the 2004 model line-up. These models will debut at our dealer conference this August. We continue to experience positive results, and are gratified that the American public continues to view recreational boating as a fun, affordable way to spend its leisure time. We are also pleased to report a continued strong financial position, which we intend to use to take advantage of future growth opportunities."

      Marine Products Corporation (Amex: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats and Robalo outboard offshore fishing boats, and continues to diversify its product line through product innovation and strategic acquisition. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long- term shareholder value. For more information on Marine Products Corporation visit www.marineproductscorp.com .

      Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our ability to take advantage of market opportunities, sustain our market share, and build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward- looking statements. These risks include possible decreases in the level of consumer confidence impacting discretionary spending, increased interest rates, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2002.

    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data) Periods ended June 30,

    (Unaudited)              Second Quarter              Six Months

                                               BETTER                  BETTER

                             2003     2002    (WORSE)    2003    2002  (WORSE)

    Net Sales               $51,951  $47,193   10.1%  $102,058  85,516   19.3%

    Cost of Goods Sold       38,400   36,752   (4.5)    76,415  66,937  (14.2)

    Gross Profit             13,551   10,441   29.8     25,643  18,579   38.0

    Selling, General and

    Administrative Expenses   6,022    4,781  (26.0)    11,675   9,064  (28.8)

    Operating Income          7,529    5,660   33.0     13,968   9,515   46.8

    Interest Income             222      165   34.5        335     321    4.4

    Income Before Income

     Taxes                    7,751    5,825   33.1     14,303   9,836   45.4

    Income Tax Provision      2,790    2,214  (26.0)     5,149   3,738  (37.7)

    NET INCOME               $4,961   $3,611   37.4%    $9,154   6,098   50.1%

    EARNINGS PER SHARE

       Basic                  $0.29    $0.21   38.1%     $0.54    0.36   50.0%

       Diluted                $0.28    $0.20   40.0%     $0.51    0.34   50.0%

    AVERAGE SHARES

     OUTSTANDING

       Basic                 16,854   16,955            16,892  16,928

       Diluted               17,757   17,950            17,826  17,855

    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

    CONSOLIDATED BALANCE SHEETS

    At June 30, (Unaudited)                             (in thousands)

                                                    2003              2002

    ASSETS

    Cash and cash equivalents                      $20,326           $17,342

    Marketable securities                            2,965               863

    Accounts receivable, net                         6,037             2,830

    Inventories                                     18,172            14,903

    Deferred income taxes                            3,102             2,182

    Prepaid expenses and other current

     assets                                            740               707

      Total current assets                          51,342            38,827

    Property, plant and equipment, net              18,017            14,281

    Intangibles, net                                 3,838             3,878

    Marketable securities                            5,383             7,818

    Other assets                                     1,320               420

      Total assets                                 $79,900           $65,224

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Accounts payable                                $3,437            $3,948

    Federal income taxes payable                     1,951               227

    Other accrued expenses                           9,329             8,365

      Total current liabilities                     14,717            12,540

    Deferred taxes and other liabilities             2,233               951

      Total liabilities                             16,950            13,491

    Common stock                                     1,709             1,717

    Capital in excess of par value                  36,637            38,932

    Deferred compensation                             (282)             (386)

    Earnings retained                               24,861            11,470

    Accumulated comprehensive income                    25                 0

      Total stockholders' equity                    62,950            51,733

      Total liabilities and stockholders'

       equity                                      $79,900           $65,224

    MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE SIX MONTHS ENDED JUNE 30, (Unaudited)

    (In Thousands)

                                                    2003              2002
    Operating Activities:

       Net income                                   $9,154            $6,098

          Depreciation and amortization              1,144             1,058

          Other non-cash credits to

           earnings                                   (653)             (238)

          Changes in working capital                   916             2,692

            Net cash provided by

             operating activities                   10,561             9,610

    Investing Activities:

      Capital expenditures                          (2,873)             (916)

      Other investing activities                    (1,632)            4,578

           Net cash (used for) provided

            by investing activities                 (4,505)            3,662

    Financing Activities:

      Payment of dividends                          (1,366)             (683)

      Cash paid for common stock

       purchased and retired                        (2,046)             (509)

      Other financing activities                       402               309

           Net cash used for financing

            activities                              (3,010)             (883)



      Net increase in cash and cash

       equivalents                                   3,046            12,389

      Cash and cash equivalents at

       beginning of period                          17,280             4,953

      Cash and cash equivalents at end of

       period                                      $20,326           $17,342

    For information contact:

    BEN M. PALMER
    Chief Financial Officer
    404.321.7910
    irdept@marineproductscorp.com

    JIM LANDERS
    Corporate Finance
    404.321.2162

SOURCE  Marine Products Corporation

    -0-                             07/23/2003

    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-7910, or irdept@marineproductscorp.com , or Jim Landers, Corporate Finance, +1-404-321-2162, both of Marine Products Corporation/
    /Web site:  http://www.marineproductscorp.com /
    (MPX)

CO:  Marine Products Corporation
ST:  Georgia
IN:  MAR
SU:  ERN